Exhibit 99.1

Contact:    Michael R. Sand,
                      President & CEO
      Dean J. Brydon, CFO
                      (360) 533-4747
                      www.timberlandbank.com

       Timberland Bancorp, Inc. Appoints Kelly A. Suter to its Board of Directors

HOQUIAM, WA – November 24, 2020 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or the “Company”), the holding company for Timberland Bank (the “Bank”) announced today that Kelly A. Suter has been appointed to the Boards of Directors of the Company and the Bank.  Ms. Suter has been appointed to serve on the Board in place of Daniel Yerrington whom announced his retirement today from Timberland’s Boards having reached Timberland’s mandatory retirement age. Dan is the former CEO of South Sound Bank which Timberland acquired in October 2018.  We have greatly appreciated Dan’s assistance with the successful integration of South Sound’s operations into Timberland’s and his wisdom and contributions to the Company’s success during his tenure serving on our Boards.

Ms. Suter is an executive leader with over 25 years of experience. Throughout her career she has developed extensive expertise in finance, enterprise technology, software development, and digital transformation. She has more than a decade of specialized experience in modernizing technology infrastructure in the highly regulated environments associated with utilities, banking, and outsourced payroll. Most recently, she served as the Chief Operating Officer of Calico Energy in Seattle, where she led finance, services, operations, internal technology, and data center activities, including cyber risk management.

Kelly began her career at Price Waterhouse in the Silicon Valley, where she earned her CPA license and thereafter moved to Asia for two years serving the non-profit, United Service Organizations (USO).  Subsequently, she relocated to the Pacific Northwest and took on increasingly senior finance and technology leadership roles across a wide variety of industries.  A common thread throughout her career has been a dedication to scaling businesses through digital transformation.  She has an extensive background in evaluating technology investments designed to enhance the customer experience and improve operating efficiencies.

“Kelly’s extensive experience in multiple disciplines includes a specific focus on technology.  Her expertise in managing transformative change and using technology to enhance the customer experience will be vitally important as we continue to navigate the opportunities technology is now consistently and abundantly offering the banking industry,” commented Michael Sand, President and CEO.

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).